Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 10, 2014, relating to the consolidated financial statements and financial statement schedule of AtriCure, Inc. and subsidiaries, and the effectiveness of AtriCure, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of AtriCure, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

October 31, 2014